FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION CONTACT:
                                         David Brunton, Chief Financial Officer
                                         SBE, Inc.
                                         (925) 355-7700
                                         davidb@sbei.com

                 SBE, INC. ANNOUNCES SECOND QUARTER 2004 RESULTS

             REPORTING CONTINUED GAINS IN REVENUE AND PROFITABILITY

SAN RAMON, CA -- MAY 19, 2004--SBE, Inc. (Nasdaq:SBEI), a leading provider of high performance OEM network connectivity solutions, today reported results for the three-month and six-month periods ended April 30, 2004.

Net sales for the second quarter of 2004 were $3.0 million, compared with $1.8 million for the second quarter ended April 30, 2003. Net income for the second quarter of 2004 was $54,000, or $0.01 per share, basic and diluted, compared to net income for the second quarter of 2003 of $51,000, or $0.01 per share, basic and diluted.

Net sales for the six months ended April 30, 2004 were $5.9 million, compared with $3.6 million for the same period last year. Net income was $581,000, or $0.12 and $0.09 per share, basic and diluted, respectively, for the six months ended April 30, 2004 compared to a net income of $143,000, or $0.04 per share, basic and diluted, for the first six months of fiscal 2003.

Gross margin for the second quarter of 2004 was 52%, compared to 62% for the same quarter in 2003. Gross margin for the six months ended April 30, 2004 was 54%, compared to 61% reported for the same period of 2003. In both cases, the decrease in gross profit margin in fiscal 2004 compared to fiscal 2003 was partially due to the inclusion of $100,000 of quarterly non-cash intellectual property amortization expense in costs of goods sold in fiscal 2004. Excluding this non-cash amortization expense, the gross margin would have been 56% and 57% for the three and six months ended April 30, 2004, respectively. There was some erosion in gross margin in fiscal 2004 as compared to fiscal 2003 due to slightly higher raw material and manufacturing costs and the inclusion of some one-time manufacturing tooling start-up costs associated with the Antares product lines.

Total operating expenses increased in the second quarter of 2004 to $1.5 million compared to $1.1 million in the same quarter of 2003, primarily as a result of increases in the staffing levels of our engineering group combined with an increase in marketing investments. We continue to pursue a policy of aggressive investment in new product research and development and have added engineering staff to execute this policy. During the past six months we returned to an active program of product advertising and industry trade show participation to promote our new product rollout and take advantage of the economic recovery. Total operating expenses for the six months ended April 30, 2004 were $2.6 million compared to $2.1 million in the same period one year ago.

"The momentum from the previous quarters has continued as we achieved our goals for revenue and sales backlog for the quarter just ended. We continue to see strength from our legacy products and customers as evidenced by the large telecommunications order received this quarter. We are on plan for the year," said William B. Heye, Jr., president and CEO. "The last six months has found us very active in expanding our market coverage and introducing new products. During the quarter we strengthened our sales and business development team and formed an important alliance with a proven European distributor."

"We are more convinced than ever that the TCP/IP offload engine ("TOE") will be an effective product with wide market acceptance," continued Heye, "Our TOE product has passed some significant test milestones and we are beginning our field BETA test program next month. While the TOE product is targeted toward high traffic server-to-server applications, we have also integrated our TOE board with ISCSI software from our new partner PyX Technologies; to deliver a competitively strong Internet based storage solution. SBE and PyX Technologies drew the attention of numerous iSCSI users at the recent Networld+Interop show in Las Vegas with a demonstration that used our TOE and WAN products to facilitate the transfer of data over the Internet to a remote location. Our solution will allow businesses, for the first time, to have a cost effective real-time offsite data storage and disaster recover back-up system that works over the Internet. We're pleased with the progress being made on all fronts," Heye concluded.

The company continues to generate adequate cash flow and liquidity to fund its business plan. SBE closed the quarter with a sales backlog of $4.8 million, $2.4 million in cash and $5.1 million in working capital (current assets less current liabilities), an increase from our sales backlog of $4.1 million, $1.4 million in cash and $3.9 million in working capital at October 31, 2003.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See the cautionary statement at the end of this press release for a summary of the risks associated with forward-looking statements and where to find more information regarding such risks.

"Based on our current visibility into the state of our business and the overall marketplace, we expect revenue growth and profitability will continue during fiscal 2004. We anticipate net sales for fiscal 2004 to range between $12.0 million and $14.0 million and diluted earnings per share for the year will range between $0.17 and $0.23. Although we only provide guidance in terms of annual results, we will update our performance against this annual forecast on a quarterly basis. Based on our current sales activity, current backlog, and forecasts we are on plan. We remain committed to our strategy of maintaining profitability in the near term while positioning the organization for long-term growth," said Heye.

CONFERENCE CALL INFORMATION

SBE's second quarter conference call will be held Thursday, May 20, 2004 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To access the call, please dial 800-875-9124 and enter access code number 7350523 or go to www.sbei.com approximately 10 minutes prior to the start of the call.

A replay of SBE's quarterly conference call will be available for 24 hours. To access the replay, please dial 800-642-1687 and enter code number 7350523. The replay can also be accessed for 90 days following the conference call via the company web site at www.sbei.com.

ABOUT SBE
SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based wide area network (WAN), local area network (LAN), and storage network interface cards (NICs), as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

                                     - ### -

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about management's current estimates regarding net sales, gross margins and operating costs for the remainder of fiscal 2004, as well as statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

                                - Tables Follow -

SBE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and six months ended April 30, 2004 and 2003
(In thousands, except per share amounts)
(Unaudited)

                                   Three months ended   Six months ended
                                       April 30,           April 30,
                                    2004      2003       2004       2003
                                   -------   -------    -------    -------
Net sales                          $ 2,977   $ 1,767    $ 5,947    $ 3,628
Cost of sales                        1,417       679      2,742      1,412
                                   -------   -------    -------    -------

Gross profit                         1,560     1,088      3,205      2,216

Product research and development       543       294      1,048        579
Sales and marketing                    564       336      1,053        643
General and administrative             400       437        764        878
Loan reserve (benefit)                  --        --       (239)        --
                                   -------   -------    -------    -------

Total operating expenses             1,507     1,067      2,626      2,100

Operating income                        53        21        579        116
Interest and other income                1         8          2          9
                                   -------   -------    -------    -------

Income before income taxes              54        29        581        125
Income tax benefit                      --       (22)        --        (18)
                                   -------   -------    -------    -------

Net income                         $    54   $    51    $   581    $   143
                                   =======   =======    =======    =======

Basic income per share             $  0.01   $  0.01    $  0.12    $  0.04
                                   =======   =======    =======    =======

Diluted income per share           $  0.01   $  0.01    $  0.09    $  0.04
                                   =======   =======    =======    =======

Basic -- shares used in per
share computations                   5,003     4,085      4,961      4,071
                                   =======   =======    =======    =======

Diluted -- shares used in per
share computations                   6,030     4,085      6,134      4,072
                                   =======   =======    =======    =======

SBE, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                                       April 30,   October 31,
                                                         2004        2003
                                                       --------    --------
Current assets:
    Cash and cash equivalents                          $  2,389    $  1,378
    Trade accounts receivable, net                        1,633       1,818
    Inventories                                           1,751       1,880
    Other                                                   413         240
                                                       --------    --------
          Total current assets                            6,186       5,316

Property, plant and equipment, net                          337         289
Capitalized software costs, net                             177         120
Intellectual property, net                                  918       1,122
Other                                                        28          28
                                                       --------    --------
          Total assets                                 $  7,646    $  6,975
                                                       ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                             $    577    $    696
    Other accrued expenses                                  527         675
                                                       --------    --------
          Total current liabilities                       1,104       1,371

Other long-term liabilities                                   3         217
                                                       --------    --------
          Total liabilities                               1,107       1,588
                                                       --------    --------

Stockholders' equity:
    Common stock                                         15,731      15,302
    Note receivable from stockholder                         --        (142)
    Accumulated deficit                                  (9,192)     (9,773)
                                                       --------    --------
          Total stockholders' equity                      6,539       5,387
                                                       --------    --------
          Total liabilities and stockholders' equity   $  7,646    $  6,975
                                                       ========    ========